As filed with the Securities and Exchange Commission on September 15, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CYTODYN INC.

(Exact name of registrant as specified in its charter)

Delaware	83-1887078
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1111 Main Street, Suite 660

Vancouver, Washington 98660

(360) 980-8524

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nader Z. Pourhassan, Ph.D.

President and Chief Executive Officer

CytoDyn Inc.

1111 Main Street, Suite 660

Vancouver, Washington 98660

Telephone: (360) 980-8524

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to the agent for service, to:

Arian Colachis

General Counsel

CytoDyn Inc.

1111 Main Street, Suite 660

Vancouver, WA 98660

Telephone: (360) 980-8524

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer:	☐	Accelerated filer:	☒

Non-accelerated filer:	☐	Smaller reporting company:	☒

		Emerging growth company:	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	2,887,448 (1) (2)	$4.86 (3)	$14,032,997.28 (3)	$1,821.48

(1)

As described in greater detail in the prospectus contained in this registration statement, the shares of common stock to be offered for resale by the selling stockholder represent 2,887,448 shares of our common stock issuable upon conversion, at a fixed exercise price of $10.00 per share, of a long-term convertible note issued July 29, 2020, assuming for purposes hereof conversion of the principal balance of $28,500,000 and accrued interest of $374,480 as of September 15, 2020.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement covers an indeterminate number of shares that may be issued upon stock splits, stock dividends or similar transactions.

(3)

Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the $5.00 (high) and $4.71 (low) sale price of shares of the Registrant’s Common Stock as reported on the OTCQB of OTC Markets Group, Inc. on September 9, 2020, which date is within five business days prior to the initial filing of this registration statement on September 15, 2020.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement is effective. This prospectus is not an offer to sell these securities and does not solicit an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to completion, preliminary prospectus dated September 15, 2020.

2,887,448 Shares of Common Stock

This prospectus relates to the offer and sale by the selling stockholder identified in this prospectus of up to 2,887,448 shares of our common stock, consisting of (i) 2,850,000 shares of common stock issuable upon conversion, at an exercise price of $10.00 per share, of a long-term convertible note issued to the selling stockholder on July 29, 2020 (the “Long-term Convertible Note Transaction”) and (ii) 37,448 shares of common stock issuable upon conversion of accrued interest in connection with the Long-term Convertible Note Transaction.

The selling stockholder may sell all or a portion of these shares from time to time, in amounts, at prices and on terms determined at the time of sale. The shares may be sold by any means described in the section of this prospectus entitled “Plan of Distribution” beginning on page 8.

We will not receive any proceeds from the sale of these shares of our common stock by the selling stockholder. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus. All selling and other expenses incurred by the selling stockholder will be borne by the selling stockholder.

We are registering the offer and sale of these shares pursuant to certain registration rights granted to the selling stockholder. The registration of these shares of common stock does not necessarily mean that any of the shares will be offered or sold by the selling stockholder. The timing and amount of any sale is within the sole discretion of the selling stockholder.

Our common stock is quoted on the OTCQB of OTC Markets Group, Inc. under the symbol “CYDY.” On September 9, 2020, the closing price of our common stock was $4.90 per share.

Investing in our securities involves risk. You should carefully consider the risks that we have described under the section captioned “Risk Factors” in this prospectus on page 5 before buying our Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2020

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. You should read this prospectus and the information and documents incorporated by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find More Information” and “Incorporation of Documents by Reference” in this prospectus.

This prospectus may be supplemented from time to time to add, to update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus. This prospectus and any future prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or such prospectus supplement or that the information contained by reference to this prospectus or any prospectus supplement is correct as of any time after its date.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

CytoDyn Inc. and its consolidated subsidiaries are referred to herein as “CytoDyn,” “the Company,” “we,” “us” and “our,” unless the context indicates otherwise.

FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Our forward-looking statements are not guarantees of performance, and actual results could vary materially from those contained in or expressed by such statements. Our forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic, scientific, and competitive data and information on current business plans.

Our forward-looking statements specifically include statements about leronlimab, its ability to have positive health outcomes, the possible results of clinical trials, studies or other programs or ability to continue those programs, the ability to obtain regulatory approval for commercial sales, the market for actual commercial sales, and the impact of health epidemics, including the ongoing COVID-19 pandemic, on our business and operations. You should not place undue reliance on our forward-looking statements, which are subject to risks and uncertainties relating to, among other things: (i) the sufficiency of the Company’s cash position, (ii) the Company’s ability to raise additional capital to fund its operations, (iii) the Company’s ability to meet its debt obligations, if any, (iv) the Company’s ability to enter into partnership or licensing arrangements with third-parties, (v) the Company’s ability to identify patients to enroll in its clinical trials in a timely fashion, (vi) the Company’s ability to achieve approval of a marketable product, (vii) the design, implementation and conduct of the Company’s clinical trials, (viii) the results of the Company’s clinical trials, including the possibility of unfavorable clinical trial results, (ix) the market for, and marketability of, any product that is approved, (x) the existence or development of vaccines, drugs, or other treatments that are viewed by medical professionals or patients as superior to the Company’s products, (xi) regulatory initiatives, compliance with governmental regulations and the regulatory approval process, (xii) litigation affecting the Company or its products; (xiii) general economic and business conditions, (ix) changes in foreign, political, and social conditions, and (xv) various other matters, many of which are beyond the Company’s control. Should one or more of these risks or uncertainties develop, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated, or otherwise indicated by our forward-looking statements. We urge you to specifically consider the various risk factors identified in this prospectus, including the statements set forth in the sections titled “Risk Factors” or elsewhere in this prospectus, in any accompanying prospectus supplement and in the documents incorporated or deemed incorporated herein or therein by reference, any of which could cause actual results to differ materially from those indicated by our forward-looking statements. Except as required by law, we do not undertake any responsibility to update any forward-looking statements to take into account events or circumstances that occur after the date of this prospectus.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should read this entire prospectus carefully, including the information referred to under the heading “Risk Factors” in this prospectus beginning on page 5, the financial statements and other information incorporated by reference in this prospectus when making an investment decision. This is only a summary and may not contain all the information that is important to you. You should carefully read both this prospectus and any accompanying prospectus supplement, including the information incorporated by reference therein, and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

About Us

We are a late-stage biotechnology company focused on the clinical development and potential commercialization of leronlimab (PRO 140), a CCR5 antagonist to treat HIV infection, with the potential for multiple therapeutic indications.

We believe leronlimab shows promise as a powerful antiviral agent with the advantage of fewer side effects, lower toxicity and less frequent dosing requirements, as compared to daily drug therapies currently in use for the treatment of HIV. The leronlimab antibody belongs to a class of HIV therapies known as entry inhibitors that block HIV from entering into and infecting certain cells. Leronlimab blocks HIV from entering a cell by binding to a molecule called CCR5, a normal cell surface receptor protein to which certain strains of HIV, referred to as “R5” strains, attach as part of HIV’s entry into a cell.

Leronlimab is an antibody, and through several short-term clinical trials, it has demonstrated efficacy without issues relating to toxicity, side effects or drug resistance. Moreover, these trials suggest that leronlimab does not affect the normal function of the CCR5 co-receptor for HIV. Instead, leronlimab binds to a precise site on CCR5 that R5 strains of HIV use to enter the cell and, in doing so, inhibits the ability of these strains of HIV to infect the cell without affecting the cell’s normal function. We believe that the R5 strains of HIV currently represent approximately 70% of all HIV infections in the U.S. As a result, we believe leronlimab represents a distinct class of CCR5 inhibitors with advantageous virological and immunological properties and may provide a unique tool to treat HIV infected patients.

The preclinical and clinical development of leronlimab was led by Progenics Pharmaceuticals, Inc. (“Progenics”) through 2011. We acquired the asset from Progenics in October 2012. In February 2018, we announced we had met the primary endpoint in its Phase 3 trial for leronlimab as a combination therapy with HAART for highly treatment experienced HIV patients, and filed the non-clinical portion of our Biologics License Application (“BLA”) on March 18, 2019. We filed with the FDA the Clinical, along with the Chemistry, Manufacturing, and Controls (“CMC”) portions of the BLA in April and May of 2020. In July 2020, we received a Refusal to File letter from the FDA regarding the BLA filing.

Our current business strategy is to resubmit our BLA filing for leronlimab as a combination therapy for highly treatment experienced HIV patients as soon as possible. In addition, we intend to advance our clinical trials and seek approval for leronlimab as a potential therapeutic benefit for COVID-19 patients with mild-to-moderate, as well as, severe to critical indications; to advance our clinical trials with leronlimab for various forms of cancer, including, among others, our Phase 1b/2 clinical trial for metastatic triple-negative breast cancer and Phase 2 trial for 22 solid tumor cancers; to continue our Phase 2 trial for graft-versus-host disease (“GvHD”); to finalize with the FDA our submitted protocol for a pivotal Phase 3 clinical trial with leronlimab as a monotherapy for HIV patients; and to concurrently explore other cancer and immunologic indications for leronlimab.

Corporate Information

CytoDyn Inc. is a Delaware corporation with its principal business office at 1111 Main Street, Suite 660, Vancouver, Washington 98660. Our website can be found at www.cytodyn.com. We do not intend to incorporate any contents from our website into this prospectus. Effective August 27, 2015, we completed a reincorporation from Colorado to Delaware. Effective November 16, 2018, we implemented a holding company reorganization, as a result of which, we became the successor issuer and reporting company to the former CytoDyn Inc. (now our wholly owned subsidiary, CytoDyn Operations Inc.).

Long-Term Convertible Note Transaction

On July 29, 2020, the Company issued a long-term secured convertible promissory note with a principal balance of $28.5 million (the “Note”) to the selling stockholder, an accredited investor (the “Long-Term Convertible Note Transaction”). The Note was issued with an original issue discount of $3.4 million and debt issuance costs of $0.1 million. Interest accrues on the outstanding balance of the Note at 10% per annum. Upon the occurrence of an Event of Default, interest accrues at the lesser of 22% per annum or the maximum rate permitted by applicable law. In addition, upon any Event of Default, the selling stockholder may accelerate the outstanding balance payable under the Note, which will increase automatically upon such acceleration by 15%, 10% or 5%, depending on the nature of the Event of Default. All capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Long-Term Conversion Note Transaction documents filed as an exhibit to the Current Report on Form 8-K filed with the SEC on July 31, 2020.

In connection with the investment in the Note, we entered into a Security Agreement, pursuant to which all obligations owing to the selling stockholder by the Company are secured by a first-position security interest in all the assets of the Company, excluding the Company’s intellectual property.

The selling stockholder may convert the entire outstanding balance of the Note into shares of common stock, at a conversion price of $10.00 per share, in its sole discretion, at any time after the date that is the earlier of (a) January 29, 2021, and (b) the date on which the registration statement of which this prospectus is a part is declared effective by the SEC. As part of the Long-Term Convertible Note Transaction, we agreed to use commercially reasonable efforts to register the shares of common stock issuable upon conversion. We will not receive any of the proceeds of sales by the selling stockholder of any of the common stock covered by this prospectus. In addition to standard anti-dilution adjustments, the conversion price of the Note is subject to full-ratchet anti-dilution protection, pursuant to which the conversion price will be automatically reduced to equal the effective price per share in any new offering by the Company of equity securities that have registration rights, are registered or become registered under the Securities Act of 1933 (the “Securities Act”), as amended. The Note provides for liquidated damages upon failure to deliver Common Stock within specified timeframes.

The selling stockholder may redeem any portion of the Note, at any time after six months from the issue date upon three trading days’ notice, subject to a Maximum Monthly Redemption Amount of $1,600,000. The Note requires the Company to satisfy its redemption obligations in cash within three trading days of the Company’s receipt of such notice. The Company may prepay the outstanding balance of the Note, in part or in full, at a 15% premium to par value, at any time upon fifteen trading days’ notice.

Pursuant to the terms of the Note, the Company must obtain the selling stockholder’s consent before assuming additional debt with aggregate net proceeds to the Company of less than $25.0 million. Upon any such approval, the outstanding principal balance of the Note shall increase automatically by 5% upon the issuance of such additional debt.

This Offering

We are registering for resale by the selling stockholder named herein an aggregate of 2,887,448 shares of our common stock as described below.

Issuer:	CytoDyn Inc.

Securities being offered:	2,887,448 shares of our common stock underlying a long-term convertible note issued in the Long-Term Convertible Note Transaction.

Use of proceeds:	We will not receive any of the proceeds from the sale or other disposition of shares of our common stock by the selling stockholder. The selling stockholder will bear all selling and other expenses incurred in connection with the sale or other disposition by them of the shares covered hereby.

Market for common stock:	Our common stock is quoted on the OTCQB of the OTC Market under the symbol “CYDY.” On September 9, 2020, the closing price of our common stock was $4.90 per share.

Risk factors:	See “Risk Factors” beginning on page 5 for risks you should consider before investing in our shares.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC, and in other documents which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into any accompanying prospectus supplement before investing in any of our securities. Our financial condition, results of operations or cash flows could be materially adversely affected by any of these risks. The risks and uncertainties described in the documents incorporated by reference herein are not the only risks and uncertainties that you may face.

For more information about our SEC filings, please see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus. All selling and other expenses incurred by the selling stockholder will be borne by the selling stockholder.

See “Selling Stockholder” and “Plan of Distribution” described below.

SELLING STOCKHOLDER

When we refer to the “selling stockholder” in this prospectus, we mean the person or entity specifically identified in the table below, as well as the permitted transferees, pledges, donees, assignees, successors and other successors-in-interest who may subsequently hold any of the selling stockholder’s interests other than through a public sale.

The table below sets forth information concerning the resale of our shares by the selling stockholder. The total number of common shares sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations or recapitalizations with regard to the common stock. Unless otherwise stated below in the footnotes, to our knowledge, neither the selling stockholder, nor any affiliate of such stockholder, has held any position or office with us during the three years prior to the date of this prospectus. In addition, the selling stockholder has represented to us that neither the selling stockholder, nor any affiliate of such selling stockholder is a broker-dealer, or an affiliate of a broker-dealer.

We have registered up to 2,887,448 shares of our common stock for resale by the selling stockholder named below. The selling stockholder acquired a long-term convertible promissory note on July 29, 2020 in a private placement transaction. See “Prospectus Summary — Long-Term Convertible Note Transaction” above. We will not receive any of the proceeds of sales by the selling stockholder of any of the common stock covered by this prospectus.

Set forth below is the name of the selling stockholder and the amount and percentage of common stock owned by the selling stockholder (including shares which the stockholder has the right to acquire within 60 days, including upon conversion of convertible securities) prior to the offering, the shares to be sold in the offering, and the amount and percentage of common stock to be owned by each (including shares which the stockholder has the right to acquire within 60 days, including upon conversion of convertible securities) after the offering assuming all shares are sold. The footnotes provide information about persons who have voting and dispositive power with respect to shares held by the selling stockholder.

The amounts and information set forth below are based upon information provided to us by the selling stockholder as of September 8, 2020, except as otherwise noted below. The selling stockholder may sell all or some of the shares of common stock it is offering, and may sell, unless indicated otherwise in the footnotes below, shares of our common stock otherwise than pursuant to this prospectus. The tables below assume the selling stockholder sells all of the shares offered by it in offerings pursuant to this prospectus, and does not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

Name of Selling Stockholder	Shares Beneficially Owned Pre-Offering(1)	% Owned Pre-Offering(2)	Common Stock Offered in this Offering	Number of Shares Post-Offering	% of Shares Post-Offering(2)
Iliad Research and Trading, L.P. (3)(4)	4,694,106	*	2,887,448	1,806,658	*

Total	4,694,106	*	2,887,448	1,806,658	*

*	Represents less than 1%.
(1)

Beneficial ownership includes shares of common stock as to which a person or group has sole or shared voting power or dispositive power. Shares of common stock registered hereunder are convertible within 60 days of September 15, 2020, are deemed outstanding for purposes of computing the number of shares beneficially owned and percentage ownership of the person holding such convertible securities, but are not deemed outstanding for computing the percentage of any other person.

(2)	Percentages are based on 569,068,294 shares of common stock outstanding as of August 14, 2020.
(3)

John M. Fife has voting and dispositive power over shares held by Iliad Research and Trading, L.P. shares shown above include: i) 1,806,658 shares of common stock issuable upon conversion of principal and accrued interest of a long-term convertible promissory note issued on March 31, 2020 and ii) 2,887,448 shares of common stock issuable upon conversion of principal and accrued interest of the long-term convertible promissory note issued on July 29, 2020.

(4)

We are aware that on September 3, 2020, the SEC filed a complaint against the selling stockholder, John M. Fife and four other entities he owns and controls, alleging such parties were operating as unregistered securities dealers. In 2007, we are aware the SEC charged Fife with violations of 10(b) of the Exchange Act and Rule 10b-5 thereunder for his participation in in annuity market timing scheme. SEC v. Fife, No. 07-C-0347 (N.D. Ill. Jan. 18, 2007). That case settled after Fife consented to an injunction, monetary relief, and a bar from associating with an investment adviser, with the right to reapply after 18 months. In 2012, in an unrelated action, the Financial Industry Regulatory Authority (FINRA) barred Fife from association with any FINRA member for failing to respond to FINRA requests for information. FINRA Case No. 2011029203701 (March 2012).

Material Transactions with Selling Stockholder

In addition to the Long-Term Convertible Note Transaction, we have entered into other private placements of our securities with the selling stockholder during the past three years.

On June 26, 2018, we entered into a securities purchase agreement, pursuant to which we issued a convertible promissory note (the “June 2018 Note”) with a two-year term to the selling stockholder in the initial principal amount of $5.7 million. The selling stockholder gave consideration of $5.0 million, reflecting original issue discount of $0.6 million and debt issuance costs of $0.1 million. The June 2018 Note bore interest of 10% and was convertible into common stock, at a conversion rate of $0.55 per share. The June 2018 Note provided for conversion in total, or in part, of the outstanding balance, into our common stock at any time after six months from the issue date upon five trading days’ notice, subject to certain adjustments and ownership limitations specified in the June 2018 Note, and allowed for redemption, at any time after six months from the issue date upon five trading days’ notice, subject to a maximum monthly redemption amount of $350,000. Effective November 15, 2018, the June 2018 Note was amended to allow the selling stockholder to redeem the monthly redemption amount of $350,000 in cash or stock, at the lesser of (i) $0.55, or (ii) the lowest closing bid price of our common stock during the 20 days prior to the conversion, multiplied by a conversion factor of 85%.

During the twelve months ended May 31, 2019, we received redemption notices from the selling stockholder under the June 2018 Note requesting an aggregate redemption of $1,455,000 of the outstanding balance thereof. In satisfaction of the redemption notices, we issued shares of common stock totaling 3,756,406 to the selling stockholder in accordance with the terms of the June 2018 Note. During the year ended May 31, 2020, we received a redemption notice requesting an aggregate redemption of $4,476,000 settling the remaining outstanding balance in full, including accrued but unpaid interest. In satisfaction of the redemption notice, we issued shares of common stock totaling 8,512,622 and paid cash totaling $525,000 to the selling stockholder in accordance with the terms of the June 2018 Note. Following the redemptions, the June 2018 Note has been fully satisfied and there is no outstanding balance.

On January 30, 2019, the Company entered into a securities purchase agreement, pursuant to which the Company issued a convertible promissory note (the “January 2019 Note”) with a two-year term to the selling stockholder in the initial principal amount of $5.7 million. In connection with the issuance of the January 2019 Note, we granted a lien against all of the assets of the Company, excluding the Company’s intellectual property, to secure all obligations owed to the selling stockholder by the Company (including those under both the January 2019 Note and the June 2018 Note). The selling stockholder gave consideration of $5.0 million, reflecting original issue discount of $0.6 million and issuance costs of $0.1 million. The January 2019 Note bore interest of 10% and was convertible into shares of our common stock, at $0.50 per share. The January 2019 Note provided for conversion in total, or in part, of the outstanding balance, into our common stock at any time upon five trading days’ notice, subject to certain adjustments and ownership limitations specified in the January 2019 Note. The January 2019 Note provided that the selling stockholder may redeem any portion of the January 2019 Note upon five trading days’ notice, subject to a maximum monthly redemption amount of $350,000. The monthly redemption amount may be paid in cash or stock, at our election, at the lesser of (i) $0.50, or (ii) the lowest closing bid price of our common stock during the 20 days prior to the conversion, multiplied by a conversion factor of 85%. The redemption provision met the definition of a derivative instrument and did not meet the criteria to be considered indexed to the Company’s own stock. In conjunction with the January 2019 Note, the selling stockholder received a warrant to purchase 5,000,000 shares of common stock with an exercise price of $0.30 which is exercisable until the 5-year anniversary of the date of issuance. During the years ended May 31, 2020 and May 31, 2019, we recognized approximately $6,145,000 and $126,000, respectively, of interest expense related to the January 2019 Note. During the year ended May 31, 2020, we received a redemption notice from the selling stockholder of the January 2019 Note, requesting an aggregate redemption of approximately $6,271,000 settling the remaining outstanding balance in full, including accrued interest. In satisfaction of the redemption notice, we issued shares of common stock totaling 10,842,255 and paid cash totaling $850,000 to the January 2019 Note holder in accordance with the terms of the January 2019 Note. Following the redemption, the January 2019 Note has been fully satisfied and there is no outstanding balance. On June 29, 2020, the Company issued the selling stockholder 4,000,000 shares of common stock. These shares were issued as settlement for a claim filed by the selling stockholder against the Company alleging that selling stockholder was owed additional shares upon conversion of the January 2019 Note compared to the number of shares requested of the Company by the selling stockholder upon conversion.

On March 31, 2020, we entered into a securities purchase agreement, pursuant to which the Company issued a secured convertible promissory note with a two-year maturity to the selling stockholder in the initial principal amount of $17.1 million. We received consideration of $15.0 million, reflecting an original issue discount of $2.1 million (the “March 2020 Note”). The March 2020 Note is secured by all of the assets of the Company, excluding the Company’s intellectual property. Interest accrues on the outstanding balance of the March 2020 Note at 10% per annum. Upon the occurrence of an event of default, interest accrues at the lesser of 22% per annum or the maximum rate permitted by applicable law. In addition, upon any event of default, the selling stockholder may accelerate the outstanding balance payable under the March 2020 Note, which will increase automatically upon such acceleration by 15%, 10% or 5%, depending on the nature of the event of default. The selling stockholder may convert all or any part the outstanding balance of the March 2020 Note into shares of our common stock at an initial conversion price of $4.50 per share upon five trading days’ notice, subject to certain adjustments and volume and ownership limitations specified in the March 2020 Note. On April 3, 2020, the Company amended the March 2020 Note limiting monthly issuances of Common Stock resulting from conversions to 1,000,000 shares in any calendar month during the first six months (“April 3, 2020 Conversion Limitation Amendment”). In addition to standard anti-dilution adjustments, the conversion price of the March 2020 Note is subject to full-ratchet anti-dilution protection, pursuant to which the conversion price will be automatically reduced to equal the effective price per share in any new offering by the Company of equity securities that have registration rights, are registered or become registered under the Securities Act of 1933, as amended. The March 2020 Note provides for liquidated damages upon failure to deliver Common Stock within specified timeframes. The selling stockholder may redeem any portion of the March 2020 Note, at any time after six months from the issue date, upon three trading days’ notice, subject to a maximum monthly redemption amount of $950,000. The March 2020 Note requires the Company to satisfy its redemption obligations in cash within three trading days of our receipt of such notice. We may prepay the outstanding balance of the March 2020 Note, in part or in full, at a 15% premium to par value, at any time upon fifteen trading days’ notice. The selling stockholder may sell conversion shares pursuant to a registration statement prior to the date that is six (6) months from the issue date; the March 2020 Note included a volume limitation on sales of conversion shares to 1,000,000 shares per calendar month, but this limitation was eliminated in July 2020 by amendment to the March 2020 Note. The Company filed an Amendment No. 1 to Registration Statement on Form S-3 (Registration No. 333-236198) with the SEC on April 30, 2020 registering a number of shares of Common Stock sufficient to convert the entire outstanding balance of the March 2020 Note plus 2,500,000 shares of common stock issued in connection with the exercise of warrants, which S-3 was declared effective on May 11, 2020. During June 2020 and July 2020, we received redemption notices from the selling stockholder, requesting in aggregate redemptions of $9,537,500 of the outstanding balance thereof. In satisfaction of the redemption notices, we issued shares of common stock totaling 2,119,444 to the selling stockholder in accordance with the terms of the March 2020 Note.

PLAN OF DISTRIBUTION

The selling stockholder, which for this purpose include donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from the selling stockholder as a gift, pledge, dividend, distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of its shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded, or in private transactions. These sales or other dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholder may use any one or more of the following methods when selling our shares or interests in our shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which a broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholder may, from time to time, pledge or grant a security interest in some or all of our shares owned by it and, if it defaults in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the selling stockholder list to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholder may also transfer our shares in other circumstances, in which case the transferees, pledgees or other successors will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common shares or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our shares in the course of hedging the positions they assume. The selling stockholder may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholder from the sale of the common stock offered by it will be the purchase price of the common stock less discounts or commissions, if any. The selling stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from sales of shares by the selling stockholder.

The selling stockholder may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that it meets the criteria and conform to the requirements of that rule, or under Section 4(a)(1) of the Securities Act, if available, rather than by means of this prospectus.

In connection with the sale of shares of common stock covered by this prospectus, broker-dealers may receive commissions or other compensation from the selling stockholder in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the shares of common stock for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or from purchasers of the shares for whom they act as agents. Underwriters may sell the shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, broker-dealers, agents or other persons acting on behalf of the selling stockholder that participate in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers, agents or other persons may be deemed to be underwriting discounts and commissions under the Securities Act. The aggregate amount of compensation in the form of underwriting discounts, concessions, commissions or fees and any profit on the resale of shares by the selling stockholder that may be deemed to be underwriting compensation pursuant to Financial Industry Regulatory Authority, Inc., rules and regulations will not exceed applicable limits.

The selling stockholder and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. A selling stockholder who is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934 (the “Exchange Act”).

To the extent required, the shares of our common stock to be sold, the name of the selling stockholder, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and its affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

We will pay all expenses of the registration of the common stock for resale by the selling stockholder, including, without limitation, filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, the selling stockholder will pay all underwriting discounts and selling commissions, if any, and any related legal expenses incurred by it.

DETERMINATION OF OFFERING PRICE

The prices at which the shares of common stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of common stock, by negotiations between the selling stockholder and buyers of our common stock in private transactions or as otherwise described in “Plan of Distribution.”

DESCRIPTION OF OUR CAPITAL STOCK

General

We are authorized to issue up to 805,000,000 shares of capital stock, including 800,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of August 14, 2020, we had 569,068,294 shares of common stock, 87,100 shares of Series B Preferred Stock (as described below), 8,203 shares of Series C Preferred Stock (as described below), and 8,452 shares of Series D Preferred Stock (as described below) outstanding. As of August 14, 2020, we had issued and outstanding warrants to purchase up to 71,888,447 shares of common stock, exercisable at prices ranging from $0.30 per share to $3.06 per share, and options to purchase up to 15,472,118 shares of common stock, exercisable at prices ranging from $0.30 per share to $6.15 per share. Also, outstanding, as of September 15, 2020, is the March 2020 Note with an outstanding balance of $8,129,957, including principal and accrued interest, pursuant to which the selling stockholder may convert the outstanding balance of the note into shares of common stock, at a conversion price of $4.50 per share.

The additional shares of our authorized stock available for issuance may be issued at times and under circumstances so as to have a dilutive effect on earnings per share and on the equity ownership of the holders of our common stock. The ability of our Board of Directors (the “Board”) to issue additional shares of stock could enhance the Board’s ability to negotiate on behalf of the stockholders in a takeover situation but could also be used by the board to make a change-in-control more difficult, thereby denying stockholders the potential to sell their shares at a premium and entrenching current management. The following description is a summary of the material provisions of our capital stock. You should refer to our certificate of incorporation, as amended and bylaws, both of which are on file with the SEC as exhibits to previous SEC filings, for additional information. The summary below is qualified by provisions of applicable law.

Common Stock

Each outstanding share of common stock entitles the holder to one vote, either in person or by proxy, on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors. All actions required or permitted to be taken by stockholders at an annual or special meeting of the stockholders must be effected at a duly called meeting, with a quorum present of a majority in voting power of the shares entitled to vote thereon. Special meetings of the stockholders may only be called by our Board of Directors acting pursuant to a resolution approved by the affirmative majority of the entire Board of Directors. Stockholders may not take action by written consent. As more fully described in our Certificate of Incorporation, holders of our common stock are not entitled to vote on certain Amendments to the Certificate of Incorporation related solely to our preferred stock.

Subject to preferences which may be applicable to any outstanding shares of preferred stock from time to time, holders of our common stock have equal ratable rights to such dividends as may be declared from time to time by our Board out of funds legally available therefor. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our remaining assets after provision for payment of amounts owed to creditors and preferences applicable to any outstanding shares of preferred stock. All outstanding shares of common stock are fully paid and nonassessable. Holders of common stock do not have preemptive rights.

The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any outstanding shares of preferred stock.

Preferred Stock

Our Board is authorized to issue up to 5,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, 4,580,060 of which shares are undesignated.

Our Board of Directors has the authority, within the limitations and restrictions prescribed by law and without stockholder approval, to provide by resolution for the issuance of shares of preferred stock, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and the number of shares constituting any series of the designation of such series, by delivering an appropriate certificate of amendment to our certificate of incorporation to the Delaware Secretary of State pursuant to the Delaware General Corporation Law (the “DGCL”). The issuance of preferred stock could have the effect of decreasing the market price of the common stock, impeding or delaying a possible takeover and adversely affecting the voting and other rights of the holders of our common stock.

Series B Convertible Preferred Stock

Our Board previously authorized 400,000 shares of Series B Convertible Preferred Stock, $0.001 par value per share (“Series B Preferred Stock”) at $5.00 per share for cash proceeds totaling $2,009,000, of which 87,100 shares remained outstanding at August 14, 2020. Each share of the Series B Preferred Stock is convertible into ten shares of the Company’s common stock. At the option of the Company, dividends on the Series B Preferred Stock may be paid in cash or shares of the Company’s common stock, valued at $0.50 per share. The holders of the Series B Preferred Stock can only convert their shares to shares of common stock provided the Company has sufficient authorized shares of common stock at the time of conversion. Accordingly, the conversion option was contingent upon the Company increasing its authorized common shares, which occurred in April 2010, when the Company’s stockholders approved an increase in the authorized shares of common stock to 100,000,000. At the commitment date, which occurred upon such stockholder approval, the conversion option related to the Series B Preferred Stock was beneficial. The intrinsic value of the conversion option at the commitment date resulted in a constructive dividend to the Series B Preferred Stock holders of approximately $6,000,000. The constructive dividend increased and decreased additional paid-in capital by identical amounts. The Series B Preferred Stock has liquidation preferences over the common shares at $5.00 per share, plus any accrued and unpaid dividends. Dividends are payable to the Series B Preferred Stock holders when declared by the Board of Directors at the rate of $0.25 per share per annum. Such dividends are cumulative and accrue whether or not declared and whether or not there are any profits, surplus or other funds or assets of the Company legally available. Except as provided by law, the Series B holders have no voting rights. On July 30, 2020, in connection with the conversion of 5,000 shares of Series B Preferred Stock to common stock, the Company paid to the holders of the Series B Preferred Stock a dividend of $243,285.

Series C Convertible Preferred Stock

On March 20, 2019, the Company filed a certificate of designation (the “Series C Certificate of Designation”) to authorize 5,000 shares and issued 3,246 shares of Series C Convertible Preferred Stock, $0.001 par value per share (“Series C Preferred Stock”), at $1,000.00 per share for cash proceeds totaling $3,083,700, net of placement agent fees of $162,300. On August 29, 2019, the Company issued the remaining 1,754 shares of Series C Preferred Stock at $1,000.00 per share for cash proceeds totaling $1,542,545, net of placement agent fees and legal fees totaling $211,455. On October 11, 2019, the Company amended its certificate of designation to authorized an increase in authorized Series C Preferred Stock from 5,000 shares to 20,000 shares. Between October 21, 2019 and November 8, 2019, the Company issued an additional 2,788 shares of Series C Convertible Preferred Stock, and on December 6, 2019 the Company issued 415 shares of Series C Convertible Preferred Stock. On January 28, 2020, the Company further amended its Series C Certificate of Designation to reduce the number of authorized shares of Series C Preferred Stock from 20,000 shares to 8,203 shares, all of which remain outstanding as of August 14, 2020. The Series C Certificate of Designation provides, among other things, that holders of Series C Preferred Stock shall be entitled to receive, out of any assets at the time legally available therefor, cumulative dividends at the rate of ten percent (10%) per share per annum of the stated value of the Series C Preferred Stock, to be paid per share of Series C Preferred Stock, which dividends shall accrue whether or not declared. Any dividends paid by the Company will first be paid to the holders of Series C Preferred Stock prior and in preference to any payment or distribution to holders of common stock. Dividends on the Series C Preferred Stock are mandatory and cumulative and there are no sinking fund provisions applicable to the Series C Preferred Stock. The Series C dividends are to be paid annually in arrears on the last day of December each year. The Series C Preferred Stock does not have redemption rights. The stated value per share for the Series C Preferred Stock is $1,000.00 (the “Series C Stated Value”). In the event of any liquidation, dissolution or winding up of the Company, the Series C Preferred Stock will be paid, on a pari passu basis with the holders of the Series D Preferred Stock and prior and in preference to any payment or distribution on any shares of common stock, currently outstanding series of preferred stock, or subsequent series of preferred stock, an amount per share equal to the Series C Stated Value and the amount of any accrued and unpaid dividends. If, at any time while the Series C Preferred Stock is outstanding, the Company effects any Fundamental Transaction, a holder of the Series C Preferred Stock will have the right to receive any shares of the acquiring corporation or other consideration it would have been entitled to receive if it had been a holder of the number of shares of common stock then issuable upon conversion in full of the Series C Preferred Stock immediately prior to the Fundamental Transaction. Each share of Series C Preferred Stock is convertible at any time at the holder’s option into that number of fully paid and nonassessable shares of the Company’s common stock determined by dividing the Series C Stated Value by the conversion price of $0.50 per share (subject to adjustment as set forth in the Certificate of Designation). No fractional shares will be issued upon the conversion of the Series C Preferred Stock. Except as otherwise provided in the Series C Certificate of Designation or as otherwise required by law, the Series C Preferred Stock has no voting rights.

Series D Convertible Preferred Stock

On January 28, 2020, the Company filed a certificate of designation (the “Series D Certificate of Designation”) to authorize 11,737 shares of Series D Convertible Preferred Stock, $0.001 par value per share (“Series D Preferred Stock”), and on January 31, 2020 issued 7,570 shares of Series D Convertible Preferred Stock, at $1,000.00 per share for cash proceeds totaling approximately $7,565,000, net of offering costs of $5,000. On March 13, 2020, the Company issued an additional 882 shares of Series D Preferred Stock at $1,000.00 per share resulting in net proceeds of $882,000. As of August 14, 2020, 8,452 shares remain outstanding. The Series D Certificate of Designation provides, among other things, that holders of Series D Preferred Stock shall be entitled to receive, out of any assets at the time legally available therefor, cumulative dividends at the rate of ten percent (10%) per share per annum of the stated value of the Series D Preferred Stock, to be paid, at the option of the holder, in cash or in shares of common stock at the rate of $0.50 per share. Any dividends paid by the Company will first be paid to the holders of Series D Preferred Stock prior and in preference to any payment or distribution to holders of common stock. Dividends on the Series D Preferred Stock shall be cumulative and there are no sinking fund provisions applicable to the Series D Preferred Stock. The Series D dividends are to be paid annually in arrears on the last day of December each year. The Series D Preferred Stock does not have redemption rights. The stated value per share for the Series D Preferred Stock is $1,000.00 (the “Series D Stated Value”). In the event of any liquidation, dissolution or winding up of the Company, the holders of Series D Preferred Stock will be entitled, on a pari passu basis with the holders of the Series C Preferred Stock and in preference to any payment or distribution to any holders of the Series B Preferred Stock or Common Stock, an amount per share equal to the Series D Stated Value plus the amount of any accrued and unpaid dividends.. If, at any time while the Series D Preferred Stock is outstanding, the Company effects any reorganization, merger or sale of the Company or substantially all of its assets (each a “Fundamental Transaction”), a holder of the Series D Preferred Stock will have the right to receive any shares of the acquiring corporation or other consideration it would have been entitled to receive if it had been a holder of the number of shares of common stock then issuable upon conversion in full of the Series D Preferred Stock immediately prior to the Fundamental Transaction. Each share of Series D Preferred Stock is convertible at any time at the holder’s option into that number of fully paid and nonassessable shares of common stock determined by dividing the Series D Stated Value by the conversion price of $0.80 (subject to adjustment as set forth in the certificate of designation for the Series D Preferred Stock). No fractional shares will be issued upon the conversion of the Series D Preferred Stock. Except as otherwise provided in the Series D Certificate of Designation or as otherwise required by law, the Series D Preferred Stock has no voting rights.

Anti-takeover Effects of Delaware Law and our Certificate of Incorporation, as amended

As described above, our Board is authorized to designate and issue shares of preferred stock in series and define all rights, preferences and privileges applicable to such series. This authority may be used to make it more difficult or less economically beneficial to acquire or seek to acquire us.

Special meetings of the stockholders may only be called by our Board acting pursuant to a resolution approved by the affirmative majority of the entire Board. Stockholders may not take action by written consent.

The stockholders may, at a special stockholders meeting called for the purpose of removing directors, remove the entire Board or any lesser number, but only with cause, by a majority vote of the shares entitled to vote at an election of directors.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and preferred stock is Computershare Limited. The transfer agent address is 211 Quality Circle, Suite 210, College Station, TX 77845, and its telephone number is 1-800-962-4284.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by our General Counsel. If the validity of the securities offered hereby in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Warren Averett, LLC, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC relating to the shares of our securities being offered hereby. This prospectus does not contain all of the information in the registration statement and its exhibits. The registration statement, its exhibits and the documents incorporated by reference in this prospectus and their exhibits, all contain information that is material to the offering of the securities hereby. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete. You should refer to the exhibits that are a part of the registration statement in order to review a copy of the contract or documents. The registration statement and the exhibits are available through the SEC’s Website.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website at www.cytodyn.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus or any applicable prospectus supplement.

We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to:

1111 Main Street, Suite 660

Vancouver, Washington 98660

(360) 980-8524

You should rely only on the information in this prospectus and the additional information described above and under the heading “Incorporation of Certain Information by Reference” below. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely upon it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus was accurate on the date of the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.

We incorporate by reference the documents listed below that we have previously filed with the SEC:

•	Our Annual Report on Form 10-K (the “10-K”) for the fiscal year ended May 31, 2020 filed with the SEC on August 14, 2020;

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on June 22, 2020 and July 8, 2020;

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on September 1, 2020;

•	Our Current Reports on Form 8-K filed with the SEC on June 2, 2020, June 19, 2020, July 8, 2020, July 24, 2020, July 31, 2020, August 18, 2020, Form 8-K/A filed on June 2, 2020; and

•

The description of our common stock contained in our Registration Statement on Form 10-SB, filed on July  11, 2002, including any amendments thereto or reports filed for the purposes of updating this description (including the Form 8-K filed with the SEC on September 1, 2015 and Exhibit 4.1 to the 10-K).

All reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of this prospectus but before the termination of the offering of the securities hereunder will also be considered to be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. We undertake to provide without charge to each person (including any beneficial owner) who receives a copy of this prospectus, upon written or oral request, a copy of all of the preceding documents that are incorporated by reference (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents). You may request a copy of these materials in the manner set forth under the heading “Where You Can Find More Information,” above.

2,887,448 Shares of Common Stock

PROSPECTUS

                , 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable in connection with the sale and distribution of the securities being registered. All amounts are estimates except the SEC registration fee.

SEC Registration Fee	$1,821.48
Legal Fees and Expenses	5,000.00	*
Accounting Fees and Expenses	5,000.00	*
Printing	5,000.00	*
Miscellaneous	178.52	*

Total	$17,000.00

*	Estimated.

Item 15.	Indemnification of Directors and Officers

Section 145 of the DGCL authorizes a corporation to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, although in the case of proceedings brought by or on behalf of the corporation, such indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation (unless the Delaware Court of Chancery or the court in which such proceeding was brought determines otherwise in accordance with the DGCL).

Section 102 of the DGCL authorizes a corporation to limit or eliminate its directors’ liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (1) breaches of the duty of loyalty, (2) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law, (3) unlawful payments of dividends, stock purchases or redemptions or (4) transactions from which a director derives an improper personal benefit.

The registrant’s certificate of incorporation and by-laws contains provisions protecting its directors and officers to the fullest extent permitted by Sections 102 and 145 of the DGCL.

Section 145 of the DGCL also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against certain liabilities asserted against and incurred by such person in any such capacity, or arising out of such person’s status as such. The registrant maintains liability insurance covering its directors and officers for claims asserted against them or incurred by them in such capacity.

The registrant has entered into agreements to indemnify its directors and officers to the maximum extent allowed under Delaware law. These agreements, among other things, indemnify the registrant’s directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in the registrant’s right, on account of any services undertaken by such person on behalf of the registrant or that person’s status as a member of the registrant’s board or directors.

The registrant also maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his capacity as such.

Item 16.	Exhibits

The Index to Exhibits listing the exhibits required by Item 601 of Regulation S-K is located on the page immediately preceding the signature page to this registration statement.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

(b)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement,

(c)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(a), (1)(b) and (1)(c) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(a)	If the registrant is relying on Rule 430B:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be a part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(c)	The portion of any other free writing prospectus relating to the offering containing material information about registrant or its securities provided by or on behalf of the registrant; and

(d)	Any other communication that is an offer in the offering made by an registrant to the purchaser.

(6)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the forgoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit No.	Description

3.1	Certificate of Incorporation of CytoDyn Inc., as amended (incorporated by reference to Exhibit 3.1 to our Annual Report on Form 10K filed with the SEC on August 14, 2020).

3.2	Amended and Restated By-Laws of CytoDyn Inc. (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K12G3 filed with the SEC on November 19, 2018).

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K12G3 filed September 1, 2015).

4.2	Convertible Secured Promissory Note by and between CytoDyn Inc. and Iliad Research and Trading, L.P. dated July 29, 2020 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on July 31, 2020).

5.1	Opinion of Counsel.*

10.1	Securities Purchase Agreement by and between CytoDyn Inc. and Iliad Research and Trading, L.P. dated July 29, 2020 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on July 31, 2020).

10.2	Security Agreement by and between CytoDyn Inc. and Iliad Research and Trading, L.P. dated July 29, 2020 (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on July 31, 2020).

23.1	Consent of Warren Averett, LLC.*

23.2	Consent of Counsel (included in Exhibit 5.1).*

24.1	Power of Attorney (included on the signature page).*

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, State of Washington, as of September 15, 2020.

CYTODYN INC.

By:	/s/ Michael D. Mulholland
Michael D. Mulholland
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Nader Z. Pourhassan and Michael D. Mulholland, and each of them severally, his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that each of said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Nader Z. Pourhassan, Ph.D. Nader Z. Pourhassan, Ph.D.	Chief Executive Officer and Director (Principal Executive Officer)	September 15, 2020

/s/ Michael D. Mulholland Michael D. Mulholland	Chief Financial Officer (Principal Financial and Accounting Officer)	September 15, 2020

/s/ Scott A. Kelly, M.D. Scott A. Kelly, M.D.	Director	September 15, 2020

/s/ Jordan G. Naydenov Jordan G. Naydenov	Director	September 15, 2020

/s/ Alan P. Timmins Alan P. Timmins	Director	September 15, 2020

/s/ David F. Welch, Ph.D. David F. Welch, Ph.D.	Director	September 15, 2020

/s/ Samir R. Patel, M.D. Samir R. Patel, M.D.	Director	September 15, 2020